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                                  Exhibit 99.1

       Pro Forma Combined Statement of Income (Unaudited) of the Company
                   for the fiscal year ended February 1, 1997


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               PRO FORMA COMBINED STATEMENT OF INCOME (UNAUDITED)

         The following Pro Forma Combined Statement of Income (Unaudited) has been derived by the application of pro forma adjustments to the Consolidated Financial Statements of Proffitt's, Inc. (the "Company") to reflect the acquisition by the Company of Parisian, Inc. ("Parisian") on October 11, 1996, which was accounted for as a purchase. The accompanying Pro Forma Combined Statement of Income (Unaudited) for the fiscal year ended February 1, 1997 gives effect to the Parisian acquisition as if it had been consummated on February 4, 1996. In addition, the Pro Forma Combined Statement of Income (Unaudited) reflects the Company's acquisition of G.R. Herberger's, Inc. ("Herberger's") on February 1, 1997, which was accounted for under the pooling-of-interests method and thus required a restatement of the Company's financial statements for all periods covered by the Pro Forma Combined Statement of Income (Unaudited) to include the results of operations and financial position of Herberger's. The Pro Forma Combined Statement of Income (Unaudited) is intended for informational purposes only and is not necessarily indicative of future results of operations or financial position of the Company had the Parisian acquisition occurred on the indicated date and does not purport to indicate the results of operations that may be achieved in the future. The Pro Forma Combined Statement of Income (Unaudited) and the accompanying notes should be read in conjunction with the Consolidated Financial Statements of the Company including the notes thereto.



                                                 HISTORICAL              PRO FORMA
                                         ---------------------------    ACQUISITION         PRO FORMA
                                         COMPANY (A)    PARISIAN (B)  ADJUSTMENTS (C)         TOTAL
                                         -----------    ------------  ---------------       ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

 CONSOLIDATED INCOME STATEMENT DATA:
 Net sales.............................   $1,889,779    $  431,176                        $2,320,955
 Costs and expenses:
     Cost of sales.....................    1,230,454       279,699     $   1,649   (d)     1,511,802
     Selling, general, and
        administrative expenses........      440,502       112,390        (1,649)  (d)       551,804
                                                                             561   (e)
     Other operating expenses.........       142,124        38,328        (1,845)  (e)       179,938
                                                                           1,331   (f)
     Gains from long lived assets, net        (1,094)                                         (1,094)
     Merger, restructuring and                15,929                                          15,929
         integration costs............    ----------    ----------     ---------          ----------
 Operating income.....................        61,864           759           (47)             62,576
 Other income (expense):
     Finance charge income, net.......        32,305         5,578                            37,883
     Interest expense.................       (26,756)      (11,932)       (6,014)  (g)       (44,702)
     Other income, net................         1,572         1,837                             3,409
                                          ----------    ----------     ---------          ----------
 Income (loss) before provision for
     income taxes.....................        68,985        (3,758)       (6,061)             59,166
 Provision for income taxes...........        31,586          (799)       (1,389)  (h)        29,398
                                          ----------    ----------     ---------          ----------
 Net income (loss)....................    $   37,399    $   (2,959)    $  (4,672)         $   29,768
                                          ==========    ==========     =========          ==========


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
                                                HISTORICAL                  PRO FORMA
                                         ---------------------------       ACQUISITION        PRO FORMA
                                         COMPANY (A)    PARISIAN (B)     ADJUSTMENTS (C)        TOTAL
                                         -----------    ------------     --------------       ---------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Earnings per common share
               Primary..............         $  1.31           --               --             $   .94
               Fully diluted........            1.41           --               --                1.05
Weighted average common shares
               Primary..............          25,564           --               --              27,657
               Fully diluted........          28,204           --               --              28,277

Earnings per share restated for the
October 27, 1997 2-for-1 stock split(i)
               Primary..............         $   .66           --               --             $   .47
               Fully diluted........             .71           --               --                 .53

--------------------
(a) The historical income statement of the Company does not reflect the operating results of Parisian prior to the Company's acquisition of Parisian on October 11, 1996.
(b) Includes information derived from Parisian's unaudited historical income statement for the period from February 4, 1996 through October 10, 1996.
(c) Pro forma adjustments do not include any charges or benefits related to the integration of the operations of the businesses of the Company and Parisian.
(d) Adjustments have been made to conform Parisian's direct cost method of accounting for inventory to the full cost method used by the Company and to conform Parisian's presentation of certain expenses with that of the Company.
(e) Adjustments have been made to conform Parisian's accounting method for store preopening costs of deferral and amortization over twelve months to the Company's accounting method of expensing such costs as incurred.
(f) Adjustments have been made to reflect the increase in depreciation and amortization resulting from the purchase price allocation for the Parisian acquisition.
(g) Adjustments have been made to reflect interest expense on acquisition debt of approximately $119.0 million at 7.4% per annum for the period ended October 10, 1996, assuming the debt was outstanding throughout the period.
(h) Adjustments have been made to reflect the income tax impact of the pro forma merger and acquisition adjustments using a combined federal and state income tax rate of 40%.
(i) On August 21, 1997, the Company declared a two-for-one stock split in the form of a 100% stock dividend payable on or about October 27, 1997 to record holders of the Company's common stock at the close of business on October 15, 1997.